Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Parsley Energy, Inc’s registration statements on Form S-8 (File No. 333-196295) and Form S-3 (File No. 333-204766), including any amendments thereto (the “Registration Statements”), relating to our reserves report of Double Eagle Energy Permian LLC’s proved oil and natural gas reserves estimates and associated revenues as of December 31, 2016, and the inclusion of our corresponding report letter, dated January 27, 2017, included in or made a part of this Current Report on Form 8-K/A. We also consent to the references to our firm contained in the Registration Statements, including under the caption “Experts.”

W. Todd Brooker, P.E.
President

/s/ W. Todd Brooker
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

May 3, 2017